Exhibit 99.1

OpenText Appoints Prentiss Donohue as
Executive Vice President, SMB/C Sales

Waterloo, ON – December 7, 2020 – OpenText™ (NASDAQ: OTEX), (TSX: OTEX) today announced that veteran OpenText executive Prentiss Donohue has been appointed Executive Vice President, SMB/C Sales (Small and Medium-Sized Business and Consumer). Mr. Donohue replaces Craig Stilwell, who is retiring from OpenText following the successful integration of Carbonite into OpenText.

“I would like to thank Craig for helping OpenText complete the integration of Carbonite; we are grateful for all that he has accomplished over the last year,” said Mark J. Barrenechea, OpenText, CEO & CTO. “I am also very excited to announce that Prentiss Donohue will be leading the SMB/C go-to-market team. Prentiss is an accomplished OpenText veteran with extensive channel experience, who has consistently delivered incredible results for customers, partners and employees throughout his tenure at OpenText. SMB/C is a strategic market area that is contributing to our customer acquisition and cloud growth.”
Prentiss Donohue joined OpenText in 2016 from Oracle, bringing more than twenty years of experience in executive roles. At OpenText, he has held a variety of senior roles, most recently serving as the Senior Vice President, Partners & Alliances.

The Partners & Alliances organization will become part of the broader enterprise sales team, reporting to Simon “Ted” Harrison, Executive Vice President, Worldwide Sales, to further strengthen OpenText’s enterprise go-to-market and growth plans.

The changes are effective immediately. Both Mr. Harrison and Mr. Donohue report to OpenText’s CEO & CTO, Mark J. Barrenechea.

About OpenText

OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, on premises or in the cloud. For more information about OpenText (NASDAQ: OTEX, TSX: OTEX) visit opentext.com.

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Further information:
Chris Plunkett
OpenText
519-497-0742
publicrelations@opentext.com